Exhibit 5.13

First Mining Gold Corp.
Suite 1800 – 925 West Georgia Street
Vancouver, B.C. V6C 3L2

I hereby consent to the (i) use of my name in connection with reference to my involvement in the preparation of certain technical information found in the report entitled “Technical Report on the Cameron Gold Deposit, Ontario, Canada” with an effective date of January 17, 2017 (the “Report”), and (ii) the inclusion and incorporation by reference of information derived from such Report, in First Mining Gold Corp.’s Registration Statement on Form F-10 (File No. 333-231801).

Sincerely,

/s/ Kahan Cervoj

Kahan Cervoj, B. App. Sci. (Geology), MAIG, MAusIMM

Dated the 24th day of June, 2019.